Exhibit 99.1

Whitestone REIT Purchases Class 'A' Commercial Property in Arizona

The Property is Whitestone REIT's First Acquisition Outside of Texas

HOUSTON, Oct. 9, 2007 (PRIME NEWSWIRE) -- Whitestone REIT, which owns and manages 36 commercial properties in Texas, announced today that it has acquired a newly constructed class "A" executive office/medical building, located in upscale Carefree, AZ, adjacent to North Scottsdale.

Called Pima Norte, the property represents Whitestone REIT's first acquisition outside of Texas. It was developed and built as condominium office space to be sold to individual owners, which currently include an architectural firm, insurance agency, and a health and beauty treatment center.

The buildings at Pima Norte are 100% complete, with only the tenant improvement and interior finishes remaining to be done. Whitestone will invest approximately $10.2 million, including the acquisition price of $8.3 million, after leasing and occupancy is complete in approximately 18 months.

While demand for ownership of executive office/medical space has fallen off considerably in the past 12 months, it has increased significantly for rental space, in a market with limited supply, the company noted.

Chairman and Chief Executive Officer James Mastandrea said, "We are pleased that our first acquisition in the greater Phoenix area is one of such quality and value."

"This newly built property is ideally located in an area that is commanding and receiving $25 per square foot to $35 per square foot on a triple net rent basis," he added.

"When the property is fully leased and rents are stabilized, we are expecting our return on investment to range from 15% to 22% annually, depending on whether we finance a portion of our total costs of the acquisition," he said.

"With exceptional demographics, Mastandrea noted, "Phoenix is the fifth largest city in the United States, just behind Houston, Texas, which is the fourth largest city. It aligns precisely with Whitestone REIT's strategic growth plan."

Carefree is located at the base of Desert Mountain, just minutes from several of Scottsdale's gated communities, such as Mirabel, The Boulders and Whisper Rock. New homes in the area currently have an average price of $627,300.

Whitestone REIT's strategic plan provides for profitable growth by making investments in attractive commercial properties outside of Texas in cities with exceptional demographics in order to diversify market risk; selling assets that have little or no growth potential; adding value to currently owned properties that have upside potential through capital improvements; and raising additional equity in the capital markets.

ABOUT WHITESTONE REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:	Whitestone REIT
Dick Vaughan, Director of Marketing and Public Relations
713-827-9595, Ext. 3034